UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 23, 2008
Date of Report (Date of Earliest Event Reported)

ZiLOG, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13748	13-3092996
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6800 Santa Teresa Boulevard
San Jose, California 95119
(Address of principal executive offices, including zip code)

(408) 513-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On July 23, 2008, the Board of Directors of Zilog, Inc. (“Zilog” or the “Company”) approved a Severance Pay Plan (the “Severance Plan”) and a Key Employee Protection Plan (the “Key Employee Plan” together with the Severance Plan, the “Plans”), that, together, cover all full-time employees of the Company based in the United States, including the Company’s President and Chief Executive Officer, Chief Financial Offer and Chief Technology Officer.  The Plans are designed to help retain employees, help maintain a stable work environment and provide certain economic benefits to the employees in the event their employment is terminated in the circumstances described below.

The Severance Plan provides that if an eligible employee’s employment with the Company is terminated by the Company without “cause” or other than for the employee’s “disability” or by the employee for “good reason” within twelve months after a “change in control” of the Company (as those terms are defined in the Severance Plan), then the employee will generally be entitled to receive the following severance benefits:

(1) A lump sum cash payment based on the employee’s years of service to the Company equal to two weeks of such employee's base salary for each year of service (up to a maximum of 50% of such employee's annual base salary); and

(2) Payment of premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of six months.

The Key Employee Plan provides that if an eligible employee’s employment with the Company is terminated by the Company without “cause” or other than for the employee’s “disability” or by the employee for “good reason” within twelve months after a “change in control” of the Company (as those terms are defined in the Key Employee Plan) or if, within two months prior to a “change in control” of the Company, the employee is terminated by the Company without “cause” at the request of an acquiror of the Company, then the employee will generally be entitled to receive the following severance benefits:

(1) A lump sum cash payment equivalent to the key employee’s annual compensation multiplied by an applicable multiplier to be determined by the Compensation Committee of the Board of Directors of the Company, up to a maximum multiplier of 2.99 (reduced by any cash amounts payable to such employee under the terms of any other change in control or severance plan, policy or agreement between the employee and the Company); and

(2) Payment of premiums for all life, health care, medical and dental insurance plans and programs of the Company under which the employee was covered on his or her termination date for a period of eighteen months.

No employee is entitled to any gross-up for income tax purposes under the Plans, and benefits payable in connection with a change in control are capped to comply with the provisions of Section 280G of the Internal Revenue Code of 1986.  Payment of the foregoing benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company.

Item 7.01.  Regulation FD Disclosure.

In its press release dated July 24, 2008, Zilog announced that it is exploring a broad range of strategic alternatives to enhance stockholder value.  Zilog has retained Oppenheimer & Co. Inc. as its financial advisor to assist its Board of Directors with this process.  Zilog does not expect to publicly disclose any further developments with respect to the evaluation of strategic alternatives unless and until its Board of Directors has approved a transaction or other strategic alternative.  There can be no assurances that any particular course of action will be pursued or as to the timing or terms of any such strategic alternative.

The full text of the July 24, 2008 press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 – Press release dated July 24, 2008.

Important Additional Information

Zilog will be filing a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2008 annual meeting of stockholders.  Stockholders are strongly advised to read Zilog’s 2008 proxy statement when it becomes available because it will contain important information.  Stockholders will be able to obtain copies of Zilog’s 2008 proxy statement and other documents filed by Zilog with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Zilog’s website at www.zilog.com.  Zilog, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with Zilog’s 2008 annual meeting of stockholders.  Information concerning Zilog’s directors and officers is available on its Schedule 14A filed with the SEC on July 24, 2008 which is also available at the SEC’s website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZiLOG, INC.

By:  _/s/ Darin G. Billerbeck_______________
Darin G. Billereck
President and Chief Executive Officer
Date: July 24, 2008

EXHIBIT INDEX
Exhibit No.	Document
99.1	Press release dated July 24, 2008.